                                                Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-32183

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 11, 1997)

                                 591,760 SHARES

                      EQUITY RESIDENTIAL PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                                   ---------

    Equity Residential Properties Trust (the "Company") is a Maryland real estate investment trust ("REIT") which, as of December 31, 1997, owned or had interests in a portfolio of 489 multifamily properties (individually a "Property" and collectively the "Properties") containing 140,467 apartment units and managed 9,295 additional units owned by affiliated entities. The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned), with Properties located in 35 states throughout the United States.

    All of the common shares of beneficial interest of the Company, $.01 par value per share (the "Common Shares"), offered hereby are being offered by the Company (the "Offering"). To ensure that the Company qualifies as a REIT, transfer of the Common Shares is restricted and ownership by any person is limited to 5% of the lesser of the number or value of the Company's outstanding shares of beneficial interest, subject to certain exceptions. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.

    The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "EQR." On February 12, 1998, the last reported sale price of the Common Shares on the NYSE was $50 5/8 per share. See "Price Range of Common Shares and Distributions."

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON SHARES.
                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND      PROCEEDS TO COM-
                                                            PRICE TO PUBLIC      COMMISSIONS(1)         PANY(2)
Per Share                                                       $50.625             $2.53125           $48.09375
Total                                                         $29,957,850        $1,497,892.50       $28,459,957.50

(1) For information regarding indemnification of the Underwriter, see "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $50,000.
                                 --------------

    The Common Shares are being offered by the Underwriter, subject to prior sale, when, as and if accepted by the Underwriter and subject to certain conditions. It is expected that delivery of the Common Shares will be made on or about February 18, 1998 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                                 --------------
                              SALOMON SMITH BARNEY
                                     ------

February 12, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPITION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    THE FOLLOWING INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR INCORPORATED THEREIN BY REFERENCE. AS USED HEREIN, THE TERM "COMPANY" INCLUDES EQUITY RESIDENTIAL PROPERTIES TRUST ("EQR") AND THOSE ENTITIES OWNED OR CONTROLLED BY IT (COLLECTIVELY, THE "SUBSIDIARIES"), AS THE SURVIVOR OF THE MERGERS BETWEEN EQR AND EACH OF WELLSFORD RESIDENTIAL PROPERTY TRUST ("WELLSFORD") AND EVANS WITHYCOMBE RESIDENTIAL, INC. ("EWR") AND EACH OF EQR, WELLSFORD AND EWR AS PREDECESSORS TO THE COMPANY, UNLESS THE CONTEXT INDICATES OTHERWISE.

                                  THE COMPANY

GENERAL

    Equity Residential Properties Trust, one of the largest publicly traded REITs (based on the aggregate market value of its outstanding equity capitalization), is a self-administered and self-managed equity REIT. EQR was organized in March 1993 and commenced operations as a publicly traded company on August 18, 1993 upon completion of its initial public offering (the "EQR IPO"). EQR was formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the acquisition, ownership and operation of multifamily properties since 1969. In May 1997, EQR completed the acquisition of the multifamily property business of Wellsford through the tax free merger of EQR and Wellsford. In December 1997, EQR completed the acquisition of the multifamily property business of EWR through the tax free merger of EQR and EWR. The Company's senior executives average over 23 years of experience in the multifamily property business.

    As of December 31, 1997, the Company owned or had interests in a portfolio of 489 multifamily properties (individually a "Property" and collectively the "Properties") containing 140,467 apartment units and managed 9,295 additional units owned by affiliated entities. Since the EQR IPO, at which time EQR owned 69 Properties, and through December 31, 1997 the Company has acquired, directly or indirectly, interests in an additional 438 Properties containing 123,777 units for a total purchase price of approximately $6.6 billion, including the assumption of approximately $1.9 billion of mortgage indebtedness. Since the EQR IPO and through December 31, 1997, the Company disposed of 18 of its properties containing 5,035 units for a total sales price of approximately $128.9 million and the release of mortgage indebtedness in the amount of approximately $20.5 million. The Company's interest in 11 of the Properties at the time of acquisition thereof consisted solely of ownership of the debt collateralized by such Properties and in 21 of the Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties. At February 2, 1998, the Properties had an average occupancy rate of approximately 94%. As of December 31, 1997, the Properties were located throughout the United States in the following 35 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Hampshire, New Jersey, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin.

    The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned). All of the Company's interests in the Properties are held or controlled directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, ERP Operating Limited Partnership (the "Operating Partnership"). The Operating Partnership currently has eight classes of limited partnership interests outstanding: (i) partnership interests ("OP Units"), which may be exchanged by the holders thereof for either Common Shares on a one-for-one basis or, at the Company's option, cash; (ii) 9 3/8% Series A Cumulative Redeemable Preference Units ("9 3/8% Series A Preference Units"); (iii) 9 1/8% Series B Cumulative Redeemable Preference Units ("9 1/8% Series B Preference Units"); (iv) 9 1/8% Series C Cumulative Redeemable Preference Units ("9 1/8% Series C Preference Units");
(v) 8.60% Series D Cumulative Redeemable Preference Units ("8.60% Series D Preference Units"); (vi) Series E Cumulative Convertible Preference Units ("Series E Preference Units"); (vii) 9.65% Series F Cumulative Redeemable Preference Units ("9.65% Series F Preference Units"), and (viii) 7 1/4% Series G Convertible Cumulative Preference Units ("7 1/4% Series G Preference Units"). The 9 3/8% Series A Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the

Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidating preference amount of the Company's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), the Company's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Preferred Shares"), the Company's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 per value per share (the "Series C Preferred Shares"), the Company's 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series D Preferred Shares"), the Company's Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series E Preferred Shares"), the Company's 9.65% Series F Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series F Preferred Shares"), and the Company's 7 1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series G Preferred Shares" and, collectively with the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares, the "Outstanding Preferred Shares"), respectively. The Company controls the Operating Partnership as the sole general partner and, as of February 6, 1998, owned approximately 91% of all of the Operating Partnership's outstanding partnership interests, excluding the 9 3/8% Series A Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units. It is the Company's policy that EQR shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

    The Company's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300. In addition, the Company has 24 management offices in the following cities: Chicago, Illinois; Denver, Colorado; Seattle, Washington; Bethesda, Maryland; Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon; Dallas, Houston and San Antonio, Texas; Irvine and Stockton, California; Ypsilanti, Michigan; Charlotte and Raleigh, North Carolina; Tampa and Ft. Lauderdale, Florida; Kansas City, Kansas; Minneapolis, Minnesota; Louisville, Kentucky; Tulsa, Oklahoma; Boston, Massachusetts; and Nashville, Tennessee.

                              RECENT DEVELOPMENTS

MERGER ACTIVITY

    On May 30, 1997, the Company completed the acquisition of the multifamily property business of Wellsford, a Maryland real estate investment trust, through the tax-free merger of the Company and Wellsford (the "Wellsford Merger"). The transaction was valued at approximately $1 billion and included 72 multifamily properties of Wellsford containing 19,004 units. In the Wellsford Merger, each outstanding common share of beneficial interest of Wellsford was converted into .625 of a Common Share.

    On December 23, 1997, the Company completed the acquisition of the multifamily property business of EWR, a Maryland corporation, through the tax-free merger of the Company and EWR (the "EWR Merger"). The transaction was valued at approximately $1 billion and included 51 multifamily properties containing 14,995 units and four properties under expansion expected to contain 953 units. In the EWR Merger, each outstanding share of common stock of EWR was converted into .50 of a Common Share.

ACQUISITIONS

    In addition to the EWR Merger and the Wellsford Merger, from January 1, 1997 through December 31, 1997, the Company acquired 125 Properties containing an aggregate of 33,878 units at a total purchase price of approximately $2 billion (including the assumption of mortgage indebtedness of approximately $609.4 million). The Company purchased 12 of such Properties for an aggregate purchase price of approximately $162.2 million (including the assumption of mortgage indebtedness of approximately $107.1 million) from affiliates of the Company, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership ("Zell/Merrill I") and subsidiaries of Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II ("Zell/Merrill II"). The Company funded the cash portion of these acquisitions primarily from its working capital and proceeds from previous securities issuances by the Company. See "Securities Issuances" below.

    In addition, in April 1997, the Company made an $88 million investment in six mortgage loans collateralized by five Properties. This investment was funded from the Company's $500 million unsecured line of credit (the "Line of Credit") which it pays down from time to time with the net proceeds of equity or debt offerings by the Company or the Operating Partnership, respectively. See "Securities Issuances" below.

PROBABLE ACQUISITIONS

    As of December 31, 1997, the Company had entered into contracts with unaffiliated sellers to acquire 11 additional properties containing 2,288 units which are located in six states (collectively, the "Properties Under Contract"). The total combined purchase price for the Properties Under Contract is approximately $162.3 million, including the assumption of approximately $57.2 million of mortgage indebtedness. There can be no assurance that these 11 Properties Under Contract will be acquired or, if acquired, that the terms of such acquisitions will not change from the terms presently contemplated. The Company anticipates that the acquisition of the Properties Under Contract will be funded with the net proceeds of the Offering, its working capital, its Line of Credit and/or proceeds from previous securities issuances by the Company. The Company believes that the Properties Under Contract can be integrated into its system of Regional Operations Centers and area offices without any significant corresponding increase in the costs of operations of such offices.

PENDING ACQUISITIONS

    ADDITIONAL PROPERTIES UNDER CONTRACT

    As of December 31, 1997, the Company had entered into contracts with various unaffiliated sellers to acquire five additional properties under contract (the "Additional Properties Under Contract") for a total combined purchase price of approximately $58.3 million, including the assumption of approximately $13.3 million of mortgage indebtedness. These Additional Properties Under Contract contain 1,584 units and are located in three states. The contracts for the Additional Properties Under Contract contain due diligence contingency provisions that allow the Company to conduct extensive investigative procedures of such properties and give the Company the option to terminate such contracts with a full refund of earnest money if the Company becomes dissatisfied with the Additional Properties Under Contract in any way, in its sole discretion, during such review period. The purchase price for the Additional Properties Under Contract is expected to be funded primarily with the net proceeds of the Offering and/or from the Company's Line of Credit. There can be no assurance that the Additional Properties Under Contract will be acquired or, if acquired, that the terms of such acquisitions will not change from the terms presently contemplated.

    PROPERTIES UNDER NEGOTIATION

    As of December 31, 1997, the Company was also negotiating with various sellers for the acquisition of ten additional properties (the "Properties Under Negotiation") containing 2,445 units for a purchase price of approximately $155.7 million, including the assumption of approximately $54 million of mortgage indebtedness. With respect to the Properties Under Negotiation, the Company was negotiating the significant terms of the purchase contracts for such properties. The Company anticipates that, if and when entered into, the purchase contracts for the Properties Under Negotiation will contain due diligence contingency provisions that will allow the Company to conduct extensive investigations of such properties and will give the Company flexibility to terminate such contracts with a full refund of earnest money if the Company becomes dissatisfied with the Properties Under Negotiation in any way, in its sole discretion, during such review period. If the Company acquires the Properties Under Negotiation, it is expected that the terms and conditions of such acquisitions will be similar to other acquisitions of Properties made by the Company. The purchase price for the Properties Under Negotiation is expected to be funded primarily with the Company's Line of Credit. In addition, the Company or the Operating Partnership may consider issuing additional equity or debt securities to finance some or all of such potential acquisitions. There can be no assurance, however, that the Properties Under Negotiation will be acquired or, if acquired, that the terms of such acquisitions will not change from the terms presently contemplated.

DISPOSITIONS

    Since January 1, 1997, the Company disposed of its interests in seven properties containing 1,248 units for an aggregate sales price of approximately $33.2 million. The net proceeds of these dispositions were or will be used for the acquisition of additional properties.

SECURITIES ISSUANCES

    Since January 1, 1997, the Company has raised an aggregate of approximately $915.5 million pursuant to 13 separate public offerings of its Common Shares and an aggregate of approximately $473.1 million pursuant to the public offering of depositary shares representing the Series D Preferred Shares and Series G Preferred Shares. In addition, the Company has raised an aggregate of approximately $14.4 million pursuant to its Distribution Reinvestment and Share Purchase Plan through February 1, 1998 since its inception in December 1997. Since January 1, 1997, the Operating Partnership has raised approximately $345.9 million pursuant to two separate public offerings of its notes.

FINANCINGS

    On September 9, 1997, the Company entered into its Second Amended and Restated Revolving Credit Agreement, with Morgan Guaranty Trust Company of New York as Lead Agent, which increased available borrowings under the Line of Credit to $500 million.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Shares offered hereby are approximately $28,409,957 after the deduction of the underwriting discount and the estimated expenses payable by the Company. The Company will contribute or otherwise transfer the net proceeds of the sale of the Common Shares to the Operating Partnership in exchange for OP Units. The Operating Partnership presently intends to use the net proceeds for the acquisition of additional multifamily properties, including some or all of the Properties Under Contract and the Additional Properties Under Contract, and to reduce the outstanding balance of the Company's Line of Credit. Any remaining net proceeds will be used for working capital and general corporate purposes.

    The Line of Credit matures on November 15, 1999, unless extended by the parties, and outstanding borrowings under the Line of Credit currently bear interest at a weighted average rate equal to approximately 6.075% per annum. As of February 12, 1998, the Company had an outstanding balance on the Line of Credit of approximately $70 million.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

    The Common Shares have been traded on the NYSE under the symbol "EQR" since the EQR IPO. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE, as well as the quarterly distributions declared per Common Share.

                                              HIGH          LOW       DISTRIBUTIONS
                                           -----------  -----------  ---------------
1996
First Quarter............................  $ 33 3/4     $ 28 1/4       $  .59
Second Quarter...........................    33 1/2       30 7/8          .59
Third Quarter............................    36 1/8       32 7/8          .59
Fourth Quarter...........................    43 3/8       35 5/8          .625

1997
First Quarter............................    48 7/8       39 3/4          .625
Second Quarter...........................    47 1/2       41 1/4          .625
Third Quarter............................    54 9/16      47 1/8          .625
Fourth Quarter...........................    55           47 3/8          .67(1)

1998
First Quarter (through February 12, .....    52 7/16      50             N/A

------------------------

(1) The fourth quarter distribution was paid on December 30, 1997 to shareholders of record as of December 15, 1997 and represented an annual distribution rate of $2.68 per share.

    On February 12, 1998 the last reported sale price of a Common Share on the NYSE was $50 5/8 per share. As of February 3, 1998, the Company's transfer agent reported 1,326 record holders of Common Shares and, as of November 1997, certain depository entities held Common Shares on behalf of approximately 25,000 beneficial owners.

    The Company intends to continue to pay regular quarterly distributions to holders of Common Shares. The Company has increased its annual distribution each year since the EQR IPO. For the year ended December 31, 1997, the Company declared distributions of $2.545 per Common Share to holders of Common Shares. This distribution rate represents an approximate 6% increase over the Company's 1996 distribution rate and an approximate 17% increase over the Company's 1995 distribution rate. Future distributions will be at the discretion of the board of trustees and will depend on the actual cash available for distribution by the Company, the Company's financial condition, capital requirements, credit agreement restrictions, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as the board of trustees deems relevant. A portion of the Company's distribution may represent a nontaxable return of capital and/or a capital gain dividend. For the year ended December 31, 1997, this portion varied from distribution to distribution. Of the Company's declared distributions in 1997 of $2.545 per Common Share, the nontaxable return of capital ranged from 0% to approximately 15% and the portion which represented long-term capital gain ranged from 0% to approximately 3%.

                            BUSINESS AND PROPERTIES

    The Company is a self-administered and self-managed equity REIT. EQR was established to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the multifamily property business since 1969. The Company is a fully integrated real estate concern that acquires, improves, operates and manages its Properties. The Company has benefited, and expects to benefit, from the following elements:

DIVERSIFIED PORTFOLIO

    As of December 31, 1997, the Company owned or had interests in a portfolio of 489 Properties containing 140,467 apartment units located in 35 states. As of such date, the Company's portfolio was the largest multifamily property portfolio controlled by a publicly traded REIT (based on the number of apartment units owned and total revenues earned). The Company's interest in 11 of the Properties at the time of acquisition thereof consisted solely of ownership of the debt collateralized by such Properties and in 21 Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties. No single Property represents more than 1.01% of the total apartment units. The distribution of the Properties throughout the United States reflects the Company's belief that geographic diversification helps insulate the portfolio from regional and local economic influences. At the same time, the Company has sought to create clusters of Properties within each of its primary markets to achieve economies of scale in management and operation. The Company has established 24 management offices in the following cities: Chicago, Illinois; Denver, Colorado; Seattle, Washington; Bethesda, Maryland; Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon; Dallas, Houston and San Antonio, Texas; Irvine and Stockton, California; Ypsilanti, Michigan; Charlotte and Raleigh, North Carolina; Tampa and Ft. Lauderdale, Florida; Kansas City, Kansas; Minneapolis, Minnesota; Louisville, Kentucky; Tulsa, Oklahoma; Boston, Massachusetts; and Nashville, Tennessee.

EXPERIENCED MANAGEMENT

    The Company's senior executives average over 23 years of experience in the multifamily property business. The Company has a fully integrated management team: an Acquisitions Department that is dedicated exclusively to the property acquisition function and is in constant contact with principals and brokers nationwide; an Asset Management Department that establishes strategic plans with respect to the portfolio including the development and implementation of long-term business plans, asset financings, property repositionings, expansions, and property disposition decisions; a Property Management Department that aggressively manages the portfolio through significant interaction with on-site property managers at each Property; an Accounting and Finance Department that maintains the books and records of the Properties and generates timely financial reports; a Capital Markets Department that manages investor relations and capital raising; and a Legal Department that oversees all of the Company's legal affairs.

SOPHISTICATED MANAGEMENT INFORMATION SYSTEMS

    The Company makes extensive use of management information systems. The Company has installed on-site computers at every Property, except for the newly acquired Properties at which such computers will be installed, that are capable of compiling and forwarding to the Company's Regional Operations Centers on a daily basis numerous standardized reports including daily occupancy, lease expiration and renewals, prospective tenants and rental rate information. Quality controls are assured with the Company's practice of (i) conducting resident satisfaction surveys, (ii) surveying residents that move out of the Properties, and (iii) surveying prospective tenants who select alternative housing.

THE PROPERTIES

    As of December 31, 1997, the Company owned or had interests in a portfolio of 489 Properties located in 35 states containing 140,467 apartment units with the largest having 1,420 units and the smallest having 40 units. The average number of units per Property was approximately 287. The units are typically contained in a series of two-story buildings. As of February 2, 1998, the Properties had an average occupancy rate of approximately 94%. Tenant leases are generally year-to-year and require security deposits. The Properties typically provide residents with attractive amenities, including a clubhouse, swimming pool, laundry facilities and cable television access. Certain Properties offer additional amenities such as saunas, whirlpools, spas, sports courts and exercise rooms.

    The following chart sets forth certain information regarding the Properties on a state-by-state basis.

                     PROPERTIES BY STATE
                  (AS OF DECEMBER 31, 1997)

                    NUMBER OF      NUMBER OF   % OF UNITS IN
STATE              PROPERTIES       UNITS        PORTFOLIO
-----              ----------     ----------   -------------
Alabama                 2             400          0.3%
Arizona                74          21,802         15.5%
Arkansas                4           1,039          0.8%
California             53          14,599         10.4%
Colorado               23           6,392          4.6%
Connecticut             1             144          0.1%
Florida                41          10,811          7.7%
Georgia                20           5,811          4.1%
Idaho                   1             120          0.1%
Illinois                7           3,322          2.4%
Indiana                 1             320          0.2%
Iowa                    2             386          0.3%
Kansas                  6           2,392          1.7%
Kentucky                7           1,977          1.4%
Maine                   2             340          0.2%
Maryland               13           3,795          2.7%
Massachusetts           3             737          0.5%
Michigan                9           3,644          2.6%
Minnesota              12           2,987          2.1%
Missouri                7           1,576          1.1%
Nevada                 11           3,279          2.3%
New Hampshire           1             390          0.3%
New Jersey              1             704          0.5%
New Mexico              4           1,073          0.8%
North Carolina         20           5,216          3.7%
Ohio                    6           2,683          1.9%
Oklahoma               14           3,981          2.8%
Oregon                 11           3,448          2.5%
South Carolina          6           1,045          0.7%
Tennessee              16           4,318          3.1%
Texas                  51          16,969         12.1%
Utah                    4           1,426          1.0%
Virginia                9           2,821          2.0%
Washington             44           9,834          7.0%
Wisconsin               3             686          0.5%
                     ---          -------        ------
  TOTAL              489(1)       140,467        100.0%
                     ---          -------        ------
                     ---          -------        ------

------------------------

(1) The Company's interest in 11 of the Properties at the time of acquisition thereof consisted solely of ownership of the debt collateralized by such Properties and in 21 Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties.

    For additional information with respect to the Properties, see the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

                  ADDITIONAL FEDERAL INCOME TAX CONSIDERATION

    On February 2, 1998, the Clinton administration released its budget proposal for fiscal year 1999. The proposal includes a number of provisions affecting REITs. One proposed provision would amend the REIT asset tests with respect to subsidiary corporations other than qualified REIT subsidiaries or corporations that qualify as REITs (each, an "Affected Subsidiary"). Under current law, a REIT is precluded from owning more than 10% of the voting securities of any Affected Subsidiary. Pursuant to the Clinton administration proposal, a REIT would remain subject to this restriction and would be precluded from owning more than 10% of the value of all classes of stock of any Affected Subsidiary. If the proposal were enacted as currently drafted, existing Affected Subsidiaries (such as the Management Corps., as defined in the accompanying Prospectus), would be "grandfathered," I.E., a REIT would be subject only to current law with respect to such subsidiaries. The grandfathered status would terminate with respect to an Affected Subsidiary if (i) the subsidiary engaged in a new trade or business,
(ii) the subsidiary acquired substantial new assets, or (iii) the REIT made a substantial contribution to the capital of the subsidiary.

    Because the Company owns more than 10% of the value of the securities of the Management Corps., it could not currently satisfy the new 10% value limitation with respect to such corporations. Accordingly, if the proposal were enacted as currently drafted and the Management Corps. were to engage in a new trade or business, acquire substantial new assets, or if the Company were to make capital contributions to any of those corporations, the grandfathered status of the Management Corps. would terminate and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any Affected Subsidiary formed or acquired after the effective date of the proposal. Thus, the proposal, if enacted as currently drafted, would materially impede the ability of the Company to engage in new third-party management or similar activities. The Company's management believes that any such impact, however, would not have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the terms agreement among Smith Barney Inc. (the "Underwriter"), the Company and the Operating Partnership and the related standard underwriting provisions incorporated by reference therein (collectively, the "Underwriting Agreement"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 591,760 Common Shares. The Underwriting Agreement provides that the Company will pay as compensation to the Underwriter approximately $2.53125 per Common Share.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Common Shares is subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter is obligated to take and pay for the Common Shares offered hereby if any such shares are taken.

    The Underwriter intends to deposit the Common Shares with the trustee of The Equity Focus Trusts--REIT Portfolio Series, 1998-A (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, as amended, to which the Underwriter acts as sponsor and depositor, in exchange for units in the Trust. The Underwriter is an affiliate of the Trust.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

    In connection with this Offering and in compliance with applicable law, the Underwriter may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for Common Shares or effecting purchases of Common Shares for the purpose of pegging, fixing or maintaining the price of the Common Shares or for the purpose of reducing a syndicate short position created in connection with the Offering. The Underwriter is not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

    Concurrently with the Offering, the Company is offering 591,760 Common Shares to Prudential Securities Incorporated for placement in the National Equity Trust Equity Portfolio Series 2.

    The Underwriter from time to time provides investment banking and financial advisory services to the Company and the Operating Partnership and other entities owned or controlled by Mr. Zell, and affiliates of the Underwriter from time to time may provide financing to such entities.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP will rely on Hogan & Hartson L.L.P., Washington, D.C., as to certain matters of Maryland law. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time provided services to the Company and other entities controlled by Mr. Zell.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OF SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                TABLE OF CONTENTS

                                                 PAGE
                                                 -----
                  PROSPECTUS SUPPLEMENT
The Company....................................   S-2
Recent Developments............................   S-4
Use of Proceeds................................   S-5
Price Range of Common Shares and
  Distributions................................   S-6
Business and Properties........................   S-7
Additional Federal Income Tax Consideration....   S-9
Underwriting...................................  S-10
Legal Matters..................................  S-10

                        PROSPECTUS
Special Note Regarding Forward-Looking
  Statements...................................     2
Available Information..........................     2
Incorporation of Certain Documents by
  Reference....................................     2
The Company....................................     4
Risk Factors...................................     5
Use of Proceeds................................     9
Description of Shares of Beneficial Interest...     9
Description of Depositary Shares...............    17
Ratios of Earnings to Combined Fixed Charges
  and Preferred Share Distributions............    21
Federal Income Tax Considerations..............    21
Plan of Distribution...........................    29
Experts........................................    30
Legal Matters..................................    30

                                 591,760 SHARES

                      EQUITY RESIDENTIAL PROPERTIES TRUST

                                 COMMON SHARES
                                       OF
                              BENEFICIAL INTEREST

                                   ---------
                             PROSPECTUS SUPPLEMENT
                               FEBRUARY 12, 1998
                             (INCLUDING PROSPECTUS
                           DATED SEPTEMBER 11, 1997)
                                   ---------

                              SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-32183

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 11, 1997)

                                 396,580 SHARES

                      EQUITY RESIDENTIAL PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                             ---------------------

    Equity Residential Properties Trust (the "Company") is a Maryland real estate investment trust ("REIT") which, as of December 31, 1997, owned or had interests in a portfolio of 489 multifamily properties (individually a "Property" and collectively the "Properties") containing 140,467 apartment units and managed 9,295 additional units owned by affiliated entities. The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned), with Properties located in 35 states throughout the United States.

    All of the common shares of beneficial interest of the Company, $.01 par value per share (the "Common Shares"), offered hereby are being offered by the Company (the "Offering"). The Underwriter intends to deposit the Common Shares with the trustee of the National Equity Trust Equity Portfolio Series 2 (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, as amended, to which the Underwriter acts as sponsor and depositor, in exchange for units in the Trust at the last reported sale price of the Common Shares on the New York Stock Exchange ("NYSE") on the date hereof. To ensure that the Company qualifies as a REIT, transfer of the Common Shares is restricted and ownership by any person is limited to 5% of the lesser of the number or value of the Company's outstanding shares of beneficial interest, subject to certain exceptions. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.

    The Common Shares are listed on the NYSE under the symbol "EQR." On February 12, 1998, the last reported sale price of the Common Shares on the NYSE was $50.625 per share. See "Price Range of Common Shares and Distributions."

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON SHARES.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
         RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                        UNDERWRITING
                      PRICE TO            DISCOUNT          PROCEEDS TO
                       PUBLIC               (1)              COMPANY(2)
Per Share.......       $50.625              $2.535              $48.09
Total...........     $20,076,862          $1,005,330         $19,071,532

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $50,000.

                            ------------------------

    The Common Shares are offered by the Underwriter subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriter and to certain further conditions. It is expected that delivery of the Common Shares will be made to the Underwriter through the facilities of the Depository Trust Company, New York, New York, on or about February 18, 1998.

                            ------------------------

                       PRUDENTIAL SECURITIES INCORPORATED
                                ---------------

February 12, 1998

    THE FOLLOWING INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR INCORPORATED THEREIN BY REFERENCE. AS USED HEREIN, THE TERM "COMPANY" INCLUDES EQUITY RESIDENTIAL PROPERTIES TRUST ("EQR") AND THOSE ENTITIES OWNED OR CONTROLLED BY IT (COLLECTIVELY, THE "SUBSIDIARIES"), AS THE SURVIVOR OF THE MERGERS BETWEEN EQR AND EACH OF WELLSFORD RESIDENTIAL PROPERTY TRUST ("WELLSFORD") AND EVANS WITHYCOMBE RESIDENTIAL, INC. ("EWR") AND EACH OF EQR, WELLSFORD AND EWR AS PREDECESSORS TO THE COMPANY, UNLESS THE CONTEXT INDICATES OTHERWISE.

                                  THE COMPANY

GENERAL

    Equity Residential Properties Trust, one of the largest publicly traded REITs (based on the aggregate market value of its outstanding equity capitalization), is a self-administered and self-managed equity REIT. EQR was organized in March 1993 and commenced operations as a publicly traded company on August 18, 1993 upon completion of its initial public offering (the "EQR IPO"). EQR was formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the acquisition, ownership and operation of multifamily properties since 1969. In May 1997, EQR completed the acquisition of the multifamily property business of Wellsford through the tax free merger of EQR and Wellsford. In December 1997, EQR completed the acquisition of the multifamily property business of EWR through the tax free merger of EQR and EWR. The Company's senior executives average over 23 years of experience in the multifamily property business.

    As of December 31, 1997, the Company owned or had interests in a portfolio of 489 multifamily properties (individually a "Property" and collectively the "Properties") containing 140,467 apartment units and managed 9,295 additional units owned by affiliated entities. Since the EQR IPO, at which time EQR owned 69 Properties, and through December 31, 1997 the Company has acquired, directly or indirectly, interests in an additional 438 Properties containing 123,777 units for a total purchase price of approximately $6.6 billion, including the assumption of approximately $1.9 billion of mortgage indebtedness. Since the EQR IPO and through December 31, 1997, the Company disposed of 18 of its properties containing 5,035 units for a total sales price of approximately $128.9 million and the release of mortgage indebtedness in the amount of approximately $20.5 million. The Company's interest in 11 of the Properties at the time of acquisition thereof consisted solely of ownership of the debt collateralized by such Properties and in 21 of the Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties. At February 2, 1998, the Properties had an average occupancy rate of approximately 94%. As of December 31, 1997, the Properties were located throughout the United States in the following 35 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Hampshire, New Jersey, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin.

    The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned). All of the Company's interests in the Properties are held or controlled directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, ERP Operating Limited Partnership (the "Operating Partnership"). The Operating Partnership currently has eight classes of limited partnership interests outstanding: (i) partnership interests ("OP Units"), which may be exchanged by the holders thereof for either Common Shares on a one-for-one basis or, at the Company's option, cash; (ii) 9 3/8% Series A Cumulative Redeemable Preference Units ("9 3/8% Series A Preference Units"); (iii) 9 1/8% Series B Cumulative Redeemable Preference Units ("9 1/8% Series B Preference Units"); (iv) 9 1/8% Series C Cumulative Redeemable Preference Units ("9 1/8% Series C Preference Units");
(v) 8.60% Series D Cumulative Redeemable Preference Units ("8.60% Series D Preference Units"); (vi) Series E Cumulative Convertible Preference Units ("Series E Preference Units"); (vii) 9.65% Series F Cumulative Redeemable Preference Units ("9.65% Series F Preference Units"), and (viii) 7 1/4% Series G Convertible Cumulative Preference Units ("7 1/4% Series G Preference Units"). The 9 3/8% Series A Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidating preference amount of the Company's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), the Company's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Preferred Shares"), the Company's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 per value per share (the

"Series C Preferred Shares"), the Company's 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series D Preferred Shares"), the Company's Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series E Preferred Shares"), the Company's 9.65% Series F Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series F Preferred Shares"), and the Company's 7 1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series G Preferred Shares" and, collectively with the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares, the "Outstanding Preferred Shares"), respectively. The Company controls the Operating Partnership as the sole general partner and, as of February 6, 1998, owned approximately 91% of all of the Operating Partnership's outstanding partnership interests, excluding the 9 3/8% Series A Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units. It is the Company's policy that EQR shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

    The Company's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300. In addition, the Company has 24 management offices in the following cities: Chicago, Illinois; Denver, Colorado; Seattle, Washington; Bethesda, Maryland; Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon; Dallas, Houston and San Antonio, Texas; Irvine and Stockton, California; Ypsilanti, Michigan; Charlotte and Raleigh, North Carolina; Tampa and Ft. Lauderdale, Florida; Kansas City, Kansas; Minneapolis, Minnesota; Louisville, Kentucky; Tulsa, Oklahoma; Boston, Massachusetts; and Nashville, Tennessee.

                              RECENT DEVELOPMENTS

MERGER ACTIVITY

    On May 30, 1997, the Company completed the acquisition of the multifamily property business of Wellsford, a Maryland real estate investment trust, through the tax-free merger of the Company and Wellsford (the "Wellsford Merger"). The transaction was valued at approximately $1 billion and included 72 multifamily properties of Wellsford containing 19,004 units. In the Wellsford Merger, each outstanding common share of beneficial interest of Wellsford was converted into
 .625 of a Common Share.

    On December 23, 1997, the Company completed the acquisition of the multifamily property business of EWR, a Maryland corporation, through the tax-free merger of the Company and EWR (the "EWR Merger"). The transaction was valued at approximately $1 billion and included 51 multifamily properties containing 14,995 units and four properties under expansion expected to contain 953 units. In the EWR Merger, each outstanding share of common stock of EWR was converted into .50 of a Common Share.

ACQUISITIONS

    In addition to the EWR Merger and the Wellsford Merger, from January 1, 1997 through December 31, 1997, the Company acquired 125 Properties containing an aggregate of 33,878 units at a total purchase price of approximately $2 billion (including the assumption of mortgage indebtedness of approximately $609.4 million). The Company purchased 12 of such Properties for an aggregate purchase price of approximately $162.2 million (including the assumption of mortgage indebtedness of approximately $107.1 million) from affiliates of the Company, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership ("Zell/Merrill I") and subsidiaries of Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II ("Zell/Merrill II"). The Company funded the cash portion of these acquisitions primarily from its working capital and proceeds from previous securities issuances by the Company. See "Securities Issuances" below.

    In addition, in April 1997, the Company made an $88 million investment in six mortgage loans collateralized by five Properties. This investment was funded from the Company's $500 million unsecured line of credit (the "Line of Credit") which it pays down from time to time with the net proceeds of equity or debt offerings by the Company or the Operating Partnership, respectively. See "Securities Issuances" below.

PROBABLE ACQUISITIONS

    As of December 31, 1997, the Company had entered into contracts with unaffiliated sellers to acquire 11 additional properties containing 2,288 units which are located in six states (collectively, the "Properties Under Contract"). The total combined purchase price for the Properties Under Contract is approximately $162.3 million, including the assumption of approximately $57.2 million of mortgage indebtedness. There can be no assurance that these 11 Properties Under Contract will be acquired or, if acquired, that the terms of such acquisitions will not change from the terms presently contemplated. The Company anticipates that the acquisition of the Properties Under Contract will be funded with the net proceeds of the Offering, its working capital, its Line of Credit and/or proceeds from previous securities issuances by the Company. The Company believes that the Properties Under Contract can be integrated into its system of Regional Operations Centers and area offices without any significant corresponding increase in the costs of operations of such offices.

PENDING ACQUISITIONS

    ADDITIONAL PROPERTIES UNDER CONTRACT

    As of December 31, 1997, the Company had entered into contracts with various unaffiliated sellers to acquire five additional properties under contract (the "Additional Properties Under Contract") for a total combined purchase price of approximately $58.3 million, including the assumption of approximately $13.3 million of mortgage indebtedness. These Additional Properties Under Contract contain 1,584 units and are located in three states. The contracts for the Additional Properties Under Contract contain due diligence contingency provisions that allow the Company to conduct extensive investigative procedures of such properties and give the Company the option to terminate such contracts with a full refund of earnest money if the Company becomes dissatisfied with the Additional Properties Under Contract in any way, in its sole discretion, during such review period. The purchase price for the Additional Properties Under Contract is expected to be funded primarily with the net proceeds of the Offering and/or from the Company's Line of Credit. There can be no assurance that the Additional Properties Under Contract will be acquired or, if acquired, that the terms of such acquisitions will not change from the terms presently contemplated.

    PROPERTIES UNDER NEGOTIATION

    As of December 31, 1997, the Company was also negotiating with various sellers for the acquisition of ten additional properties (the "Properties Under Negotiation") containing 2,445 units for a purchase price of approximately $155.7 million, including the assumption of approximately $54 million of mortgage indebtedness. With respect to the Properties Under Negotiation, the Company was negotiating the significant terms of the purchase contracts for such properties. The Company anticipates that, if and when entered into, the purchase contracts for the Properties Under Negotiation will contain due diligence contingency provisions that will allow the Company to conduct extensive investigations of such properties and will give the Company flexibility to terminate such contracts with a full refund of earnest money if the Company becomes dissatisfied with the Properties Under Negotiation in any way, in its sole discretion, during such review period. If the Company acquires the Properties Under Negotiation, it is expected that the terms and conditions of such acquisitions will be similar to other acquisitions of Properties made by the Company. The purchase price for the Properties Under Negotiation is expected to be funded primarily with the Company's Line of Credit. In addition, the Company or the Operating Partnership may consider issuing additional equity or debt securities to finance some or all of such potential acquisitions. There can be no assurance, however, that the Properties Under Negotiation will be acquired or, if acquired, that the terms of such acquisitions will not change from the terms presently contemplated.

DISPOSITIONS

    Since January 1, 1997, the Company disposed of its interests in seven properties containing 1,248 units for an aggregate sales price of approximately $33.2 million. The net proceeds of these dispositions were or will be used for the acquisition of additional properties.

SECURITIES ISSUANCES

    Since January 1, 1997, the Company has raised an aggregate of approximately $915.5 million pursuant to 13 separate public offerings of its Common Shares and an aggregate of approximately $473.1 million pursuant to the public offering of depositary shares representing the Series D Preferred Shares and Series G Preferred Shares. In addition, the Company has raised an aggregate of approximately $14.4 million pursuant to its Distribution Reinvestment and Share Purchase Plan through February 1, 1998 since its inception in December 1997. Since January 1, 1997, the Operating Partnership has raised approximately $345.9 million pursuant to two separate public offerings of its notes.

FINANCINGS

    On September 9, 1997, the Company entered into its Second Amended and Restated Revolving Credit Agreement, with Morgan Guaranty Trust Company of New York as Lead Agent, which increased available borrowings under the Line of Credit to $500 million.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Shares offered hereby are approximately $19,021,532 after the deduction of the underwriting discount and the estimated expenses payable by the Company. The Company will contribute or otherwise transfer the net proceeds of the sale of the Common Shares to the Operating Partnership in exchange for OP Units. The Operating Partnership presently intends to use the net proceeds for the acquisition of additional multifamily properties, including some or all of the Properties Under Contract and the Additional Properties Under Contract, and to reduce the outstanding balance of the Company's Line of Credit. Any remaining net proceeds will be used for working capital and general corporate purposes.

    The Line of Credit matures on November 15, 1999, unless extended by the parties, and outstanding borrowings under the Line of Credit currently bear interest at a weighted average rate equal to approximately 6.075% per annum. As of February 12, 1998, the Company had an outstanding balance on the Line of Credit of approximately $70 million.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

    The Common Shares have been traded on the NYSE under the symbol "EQR" since the EQR IPO. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE, as well as the quarterly distributions declared per Common Share.

                                               HIGH        LOW     DISTRIBUTIONS
                                             ---------  ---------  -------------
1996
First Quarter...............................  $33 3/4    $28 1/4      $   .59
Second Quarter..............................  33 1/2     30 7/8           .59
Third Quarter...............................  36 1/8     32 7/8           .59
Fourth Quarter..............................  43 3/8     35 5/8           .625

1997
First Quarter...............................  48 7/8     39 3/4           .625
Second Quarter..............................  47 1/2     41 1/4           .625
Third Quarter...............................  54 9/16    47 1/8           .625
Fourth Quarter..............................  55         47 3/8           .67(1)

1998
First Quarter (through February 12, 1998)...  52 7/16    50              N/A

------------------------

(1) The fourth quarter distribution was paid on December 30, 1997 to shareholders of record as of December 15, 1997 and represented an annual distribution rate of $2.68 per share.

    On February 12, 1998 the last reported sale price of a Common Share on the NYSE was $50.625 per share. As of February 3, 1998, the Company's transfer agent reported 1,326 record holders of Common Shares and, as of November 1997, certain depository entities held Common Shares on behalf of approximately 25,000 beneficial owners.

    The Company intends to continue to pay regular quarterly distributions to holders of Common Shares. The Company has increased its annual distribution each year since the EQR IPO. For the year ended December 31, 1997, the Company declared distributions of $2.545 per Common Share to holders of Common Shares. This distribution rate represents an approximate 6% increase over the Company's 1996 distribution rate and an approximate 17% increase over the Company's 1995 distribution rate. Future distributions will be at the discretion of the board of trustees and will depend on the actual cash available for distribution by the Company, the Company's financial condition, capital requirements, credit agreement restrictions, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as the board of trustees deems relevant. A portion of the Company's distribution may represent a nontaxable return of capital and/or a capital gain dividend. For the year ended December 31, 1997, this portion varied from distribution to distribution. Of the Company's declared distributions in 1997 of $2.545 per Common Share, the nontaxable return of capital ranged from 0% to approximately 15% and the portion which represented long-term capital gain ranged from 0% to approximately 3%.

                            BUSINESS AND PROPERTIES

    The Company is a self-administered and self-managed equity REIT. EQR was established to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the multifamily property business since 1969. The Company is a fully integrated real estate concern that acquires, improves, operates and manages its Properties. The Company has benefited, and expects to benefit, from the following elements:

DIVERSIFIED PORTFOLIO

    As of December 31, 1997, the Company owned or had interests in a portfolio of 489 Properties containing 140,467 apartment units located in 35 states. As of such date, the Company's portfolio was the largest multifamily property portfolio controlled by a publicly traded REIT (based on the number of apartment units owned and total revenues earned). The Company's interest in 11 of the Properties at the time of acquisition thereof consisted solely of ownership of the debt collateralized by such Properties and in 21 Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties. No single Property represents more than 1.01% of the total apartment units. The distribution of the Properties throughout the United States reflects the Company's belief that geographic diversification helps insulate the portfolio from regional and local economic influences. At the same time, the Company has sought to create clusters of Properties within each of its primary markets to achieve economies of scale in management and operation. The Company has established 24 management offices in the following cities: Chicago, Illinois; Denver, Colorado; Seattle, Washington; Bethesda, Maryland; Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon; Dallas, Houston and San Antonio, Texas; Irvine and Stockton, California; Ypsilanti, Michigan; Charlotte and Raleigh, North Carolina; Tampa and Ft. Lauderdale, Florida; Kansas City, Kansas; Minneapolis, Minnesota; Louisville, Kentucky; Tulsa, Oklahoma; Boston, Massachusetts; and Nashville, Tennessee.

EXPERIENCED MANAGEMENT

    The Company's senior executives average over 23 years of experience in the multifamily property business. The Company has a fully integrated management team: an Acquisitions Department that is dedicated exclusively to the property acquisition function and is in constant contact with principals and brokers nationwide; an Asset Management Department that establishes strategic plans with respect to the portfolio including the development and implementation of long-term business plans, asset financings, property repositionings, expansions, and property disposition decisions; a Property Management Department that aggressively manages the portfolio through significant interaction with on-site property managers at each Property; an Accounting and Finance Department that maintains the books and records of the Properties and generates timely financial reports; a Capital Markets Department that manages investor relations and capital raising; and a Legal Department that oversees all of the Company's legal affairs.

SOPHISTICATED MANAGEMENT INFORMATION SYSTEMS

    The Company makes extensive use of management information systems. The Company has installed on-site computers at every Property, except for the newly acquired Properties at which such computers will be installed, that are capable of compiling and forwarding to the Company's Regional Operations Centers on a daily basis numerous standardized reports including daily occupancy, lease expiration and renewals, prospective tenants and rental rate information. Quality controls are assured with the Company's practice of (i) conducting resident satisfaction surveys, (ii) surveying residents that move out of the Properties, and (iii) surveying prospective tenants who select alternative housing.

THE PROPERTIES

    As of December 31, 1997, the Company owned or had interests in a portfolio of 489 Properties located in 35 states containing 140,467 apartment units with the largest having 1,420 units and the smallest having 40 units. The average number of units per Property was approximately 287. The units are typically contained in a series of two-story buildings. As of February 2, 1998, the Properties had an average occupancy rate of approximately 94%. Tenant leases are generally year-to-year and require security deposits. The Properties typically provide residents with attractive amenities, including a clubhouse, swimming pool, laundry facilities and cable television access. Certain Properties offer additional amenities such as saunas, whirlpools, spas, sports courts and exercise rooms.

    The following chart sets forth certain information regarding the Properties on a state-by-state basis.

                              PROPERTIES BY STATE
                           (AS OF DECEMBER 31, 1997)

                                                                     % OF UNITS IN
STATE                 NUMBER OF PROPERTIES     NUMBER OF UNITS         PORTFOLIO
-----                 --------------------     ----------------      --------------
Alabama                         2                    400                 0.3%
Arizona                        74                 21,802                15.5%
Arkansas                        4                  1,039                 0.8%
California                     53                 14,599                10.4%
Colorado                       23                  6,392                 4.6%
Connecticut                     1                    144                 0.1%
Florida                        41                 10,811                 7.7%
Georgia                        20                  5,811                 4.1%
Idaho                           1                    120                 0.1%
Illinois                        7                  3,322                 2.4%
Indiana                         1                    320                 0.2%
Iowa                            2                    386                 0.3%
Kansas                          6                  2,392                 1.7%
Kentucky                        7                  1,977                 1.4%
Maine                           2                    340                 0.2%
Maryland                       13                  3,795                 2.7%
Massachusetts                   3                    737                 0.5%
Michigan                        9                  3,644                 2.6%
Minnesota                      12                  2,987                 2.1%
Missouri                        7                  1,576                 1.1%
Nevada                         11                  3,279                 2.3%
New Hampshire                   1                    390                 0.3%
New Jersey                      1                    704                 0.5%
New Mexico                      4                  1,073                 0.8%
North Carolina                 20                  5,216                 3.7%
Ohio                            6                  2,683                 1.9%
Oklahoma                       14                  3,981                 2.8%
Oregon                         11                  3,448                 2.5%
South Carolina                  6                  1,045                 0.7%
Tennessee                      16                  4,318                 3.1%
Texas                          51                 16,969                12.1%
Utah                            4                  1,426                 1.0%
Virginia                        9                  2,821                 2.0%
Washington                     44                  9,834                 7.0%
Wisconsin                       3                    686                 0.5%
                              ---               --------              -------
    TOTAL                     489(1)             140,467               100.0%
                              ---               --------              -------
                              ---               --------              -------

------------------------

(1) The Company's interest in 11 of the Properties at the time of acquisition thereof consisted solely of ownership of the debt collateralized by such Properties and in 21 Properties consists solely of investments in partnership interests and subordinated mortgages collateralized by such Properties.

    For additional information with respect to the Properties, see the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

                  ADDITIONAL FEDERAL INCOME TAX CONSIDERATION

    On February 2, 1998, the Clinton administration released its budget proposal for fiscal year 1999. The proposal includes a number of provisions affecting REITs. One proposed provision would amend the REIT asset tests with respect to subsidiary corporations other than qualified REIT subsidiaries or corporations that qualify as REITs (each, an "Affected Subsidiary"). Under current law, a REIT is precluded from owning more than 10% of the voting securities of any Affected Subsidiary. Pursuant to the Clinton administration proposal, a REIT would remain subject to this restriction and would be precluded from owning more than 10% of the VALUE of all classes of stock of any Affected Subsidiary. If the proposal were enacted as currently drafted, existing Affected Subsidiaries (such as the Management Corps., as defined in the accompanying Prospectus), would be "grandfathered," I.E., a REIT would be subject only to current law with respect to such subsidiaries. The grandfathered status would terminate with respect to an Affected Subsidiary if (i) the subsidiary engaged in a new trade or business,
(ii) the subsidiary acquired substantial new assets, or (iii) the REIT made a substantial contribution to the capital of the subsidiary.

    Because the Company owns more than 10% of the value of the securities of the Management Corps., it could not currently satisfy the new 10% value limitation with respect to such corporations. Accordingly, if the proposal were enacted as currently drafted and the Management Corps. were to engage in a new trade or business, acquire substantial new assets, or if the Company were to make capital contributions to any of those corporations, the grandfathered status of the Management Corps. would terminate and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any Affected Subsidiary formed or acquired after the effective date of the proposal. Thus, the proposal, if enacted as currently drafted, would materially impede the ability of the Company to engage in new third-party management or similar activities. The Company's management believes that any such impact, however, would not have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the terms agreement among Prudential Securities Incorporated (the "Underwriter"), the Company and the Operating Partnership and the related standard underwriting provisions incorporated by reference therein (collectively, the "Underwriting Agreement"), the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 396,580 Common Shares at the offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Common Shares is subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter is obligated to take and pay for the Common Shares offered hereby if any such shares are taken.

    The Underwriter intends to deposit the Common Shares with the trustee of the National Equity Trust Equity Portfolio Series 2 (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, as amended, to which the Underwriter acts as sponsor and depositor, in exchange for units in the Trust at the last reported sale price of the Common Shares on NYSE on the date hereof. The Underwriter is an affiliate of the Trust.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

    Concurrently with the Offering, the Company is offering 586,560 Common Shares to Smith Barney Inc. for placement in the Equity Focus Trust--REIT Portfolio Series, 1998-A.

    The Underwriter from time to time provides investment banking and financial advisory services to the Company and the Operating Partnership and other entities owned or controlled by Mr. Zell, and affiliates of the Underwriter from time to time may provide financing to such entities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OF SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                 TABLE OF CONTENTS

                                                    PAGE
                                                    -----
               PROSPECTUS SUPPLEMENT
The Company....................................     S-2
Recent Developments............................     S-4
Use of Proceeds................................     S-5
Price Range of Common Shares and
  Distributions................................     S-6
Business and Properties........................     S-7
Additional Federal Income Tax
  Considerations...............................     S-9
  Underwriting.................................    S-10

                   PROSPECTUS
Special Note Regarding Forward-Looking
  Statements...................................       2
Available Information..........................       2
Incorporation of Certain Documents by
  Reference....................................       2
The Company....................................       4
Risk Factors...................................       5
Use of Proceeds................................       9
Description of Shares of Beneficial Interest...       9
Description of Depositary Shares...............      17
Ratios of Earnings to Combined Fixed Charges
  and Preferred Share Distributions............      21
Federal Income Tax Considerations..............      21
Plan of Distribution...........................      29
Experts........................................      30
Legal Matters..................................      30

                                 396,580 SHARES

                               EQUITY RESIDENTIAL
                                PROPERTIES TRUST

                                 COMMON SHARES
                                       OF
                              BENEFICIAL INTEREST

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                       PRUDENTIAL SECURITIES INCORPORATED

                               FEBRUARY 12, 1998

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